University of Pennsylvania

Fifth Amendment to Amended and Restated License Agreement

This Fifth Amendment (the “Fifth Amendment”) is made and entered into as of July 25, 2014 (the “Effective Date”) by and between The Trustees of the University of Pennsylvania (“Penn”) and Advaxis, Inc., a corporation organized and existing under the laws of Delaware (“Company”) having a place of business at 305 College Road East, Princeton, New Jersey 08540, amends the Amended and Restated License Agreement dated February 13, 2007, as amended by the First Amendment to the License Agreement dated March 26, 2007, the Second Amendment to the License Agreement dated May 10,2010, the Third Amendment to the License Agreement dated December 12, 2011 and the Fourth Amendment to the License Agreement dated May 14, 2013 (the “License Agreement”).

BACKGROUND

The License Agreement relates to certain intellectual property developed by Dr, Yvonne Paterson of Perm’s School of Medicine, which intellectual property is the subject of patents or patent applications (the “Penn Dockets”. The parties intend to eliminate or delay certain payments that are anticipated to come due in the near term absent this amendment and, to add or modify a series of payments in anticipation of success of Company, to be calculated on cumulative sales of Company products that may occur either during or after the expiration of the Penn Patent Rights. The parties wish to amend the License Agreement to reflect these changes.

Now, therefore, the parties hereby agree as follows:

1) New section 1.6 is hereby added after section 1.5 as follows:

1.6 “GLOBAL SALES” means combined gross sales in all countries in all fields for all human and non-human uses of (a) Penn Licensed Products and (b) any product that would have been a Penn Licensed Product at the time of approval in any country for any use, assuming that there were Valid Claims under the Penn Patent Rights in all countries of the world and that Valid Claims never expired, less qualifying costs. Such qualifying costs shall be limited to the following:

1.6.1 Discounts, in amounts customary in the trade, for quantity purchases prompt payments and for wholesalers and distributors.

1.6.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns.

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1.6.3 Prepaid outbound transportation expenses and transportation insurance premiums,

1.6.4 Sales and use taxes and other fees, duties, and imports imposed by any governmental agency.”

2) Section 3.1.3 of the License Agreement is hereby amended and restated in its entirety as follows:

3.1.3 In further considerate on of the exclusive license granted to COMPANY, COMPANY must pay to PENN, on a quarterly basis, royalties on the annual, worldwide NET SALES of PENN LICENSED PRODUCTS as follows:

(a) 2.5% of NET SALES in the TERRITORY for annual NET SALES from $0 to $250,000,000 and (b) 2.75% of annual NET SALES in excess of $250,000,000.

For clarity, annual NET SALES means total NET SALES in each calendar year.”

3) Sections 3.2.1 of the License Agreement is hereby amended and restated in its entirety as follows:

3.2.1. In partial consideration of the exclusive license granted to COMPANY, COMPANY will pay PENN the applicable milestone payment listed in the table below within thirty (30) days after achievement of each milestone event:

Milestone	Payment
Regulatory approval of first PENN LICENSED PRODUCT for use in humans in the United States or any European country.	$600,000

First Sale of PENN LICENSED PRODUCT in Primary Strategic Field for use in humans in the United States or any European country, payable in installments as follows*:	$2,500,000

payable within 45 days after initial Sale	$1,000,000

Payable on or before First Anniversary of initial Sale	$1,000,000

Payable on or before Second Anniversary of initial Sale	$500,000

First Sale of PENN LICENSED PRODUCT in Secondary Strategic Field for use in humans in the United States or any European country.	$1,000,000

TOTAL MILESTONE PAYMENTS:	$4,100,000

*For clarity, the total milestone triggered by first Sale of a Perm Licensed Product for use in humans in the US or any European country is $2.5 Million, but payment is being delayed over 2 years, without interest. The obligation to make such delayed payment will survive termination or expiration of this Agreement for any reason.”

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4) Section 3.2.2 is hereby amended and restated as follows:

3.2.2 Company shall pay to Penn the following sales milestone payments upon achievement of the following sales milestones:

Sales Milestones
Cumulative Global Sales of $250 Million	$5,000,000
Cumulative Global Sales of $500 Million	$15,000,000
Cumulative Global Sales of $2 Billion	$20,000,000
TOTAL SALES MILESTONE PAYMENTS:	$40,000,000

5) Section 3.2.3 is hereby intentionally deleted.

6) Section 5.7 is hereby amended and restated in its entirety as follows:

5.7 Company’s obligations to pay all monies owed but not yet paid under this Agreement shall survive termination of this Agreement. In addition, the provisions of Sections 3.2.2, 3,4.2, 3.4.3, 3.4.4 and 3.5, Articles 4- Confidentiality, Article 5- Term and Termination, Article 8- Disclaimer of Warranties; Indemnification, Article 9- Use of Perm’s Name; and Article 10- Additional Provisions shall survive such termination in accordance with their respective terms.

7) This Fifth Amendment, together with the License Agreement, constitute the entire agreement between the parties. All other terms and provisions of the License Agreement, except as expressly amended by this Fifth Amendment, remain in full, force and effect.

8) This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Fifth Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ John Swartley
Name:	John Swartley
Title:	Associate Vice Provost for Research and Executive Director, PCI
Date:	June 16, 2014

ADVAXIS, INC.

By:	/s/ Daniel O’Connor
Name:	Daniel O’Connor
Title:	President and Chief Executive Officer
Date:	June 20, 2014

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